UHY LLP Certified Public Accountants

December 22, 2011




Board of Directors
Gulfstar Energy Corporation
600 17th Street, Suite 2800
Denver, Colorado 80202


Dear Board Members:

This is to confirm that the client-auditor relationship between Gulfstar Energy Corporation. (CIK Number: 0001434702) and UHY LLP has ceased.


Very truly yours,


Is! UHY LLP


cc:      PCAOB Letter File
         Office of the Chief Accountant
         Securities and Exchange Commission
         100 F Street, N.E.
         Washington, D.C. 20549-756 1

         Denver Regional Office
         Donald Hoerl, Regional Director
         1801 California Street, Suite 1500
         Denver, CO 80202-2656